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                                                                     EXHIBIT 4.5

SHARE SALE AGREEMENT

PD SHARED SERVICES LSM PTY LTD

PD Shared Services Holdings Pty Ltd

Pacific Dunlop Limited

and

Pacific Brands Holdings Pty Ltd

[LOGO OF FREEHILLS]

101 Collins Street Melbourne Victoria 3000 Australia
Telephone 61 3 9288 1234  Facsimile 61 3 9288 1567
www.freehills.com.au  DX240 Melbourne

SYDNEY MELBOURNE PERTH CANBERRA BRISBANE HANOI HO CHI MINH CITY SINGAPORE Correspondent Offices JAKARTA KUALA LUMPUR

Liability limited by the Solicitors' Limitation of Liability Scheme, approved under the Professional Standards Act 1994 (NSW)

Reference SJL:AS

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                                                        LSM share sale agreement

TABLE OF CONTENTS

Clause                                                                   Page

1        Definitions and interpretation                                     1

         1.1      Definitions                                               1
         1.2      Interpretation                                            4
         1.3      Business Day                                              5

2        Sale and purchase                                                  5

         2.1      Sale of shares                                            5
         2.2      Associated rights                                         5

3        Purchase Price                                                     6

         3.1      Amount                                                    6
         3.2      Payment at Completion                                     6

4        Completion                                                         6

         4.1      Date for Completion                                       6
         4.2      Delivery of documents                                     6
         4.3      Board meetings                                            7
         4.4      Buyer's obligations at completion                         7
         4.5      Interdependence                                           7
         4.6      Conduct until Shares are registered                       7

5        Before Completion                                                  8

         5.1      Carrying on Business                                      8
         5.2      Treatment of Cash in Hand                                 8
         5.3      Inter Company Debt                                        9
         5.4      31 August Accounts                                        9

6        After Completion                                                   9

         6.1      Obligations relating to Taxes or Duties                   9
         6.2      Consultation                                              9

7        Warranties                                                         9

8        Limitation of liability                                           10

9        Competition                                                       10

         9.1      Undertaking                                              10
         9.2      Acquisition of interests in competing Businesses         10
         9.3      Exclusion from restraint                                 11
         9.4      Related Corporations                                     11
         9.5      Severability                                             11

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                                                        LSM share sale agreement

10       Release of guarantees                                             11

11       Guarantee and indemnity                                           12

         11.1     Guarantee                                                12
         11.2     Indemnity                                                12
         11.3     Extent of guarantee and indemnity                        12
         11.4     Continuing guarantee and indemnity                       12
         11.5     Warranties of the Guarantor                              12
         11.6     Rights                                                   13

12       Employees                                                         13

         12.1     Seconded Employees                                       13
         12.2     No limitation                                            14

13       Head office services                                              14

14       Restrictions on the Company and Business                          14

Schedule 1 - Share Details                                                 15

Schedule 2 - Warranties                                                    16

Part 1 - Buyer's warranties                                                16

1        Buyer Authorised                                                  16

2        Power to buy                                                      16

3        No legal impediment                                               16

4        No liquidation or winding-up                                      16

5        No petition                                                       16

6        No writ of execution                                              16

7        No receiver or administrator                                      16

8        Knowledge of Buyer                                                17

Part 2 - Seller's warranties                                               18

1        Authorities                                                       18

         1.1      Seller authorised                                        18
         1.2      Power to sell                                            18
         1.3      No legal impediment                                      18
         1.4      Corporate power                                          18

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                                                        LSM share sale agreement

         1.5      Constitution                                             18
         1.6      Corporate name                                           18

2        Compliance with law                                               19

         2.1      Compliance with law                                      19
         2.2      Authorisations                                           19

3        Shares and capital                                                19

         3.1      Title                                                    19
         3.2      Issued capital                                           19
         3.3      Fully paid                                               19
         3.4      Issue of other securities                                19

4        Position since the Accounts Date                                  19

         4.1      Post Accounts Date                                       19
         4.2      [Not used]                                               20

5        Tangible Assets                                                   20

         5.1      Title to assets                                          20
         5.2      Assets not owned                                         21
         5.3      Plant and Equipment                                      21

6        Encumbrances                                                      21

         6.1      Ownership of Shares                                      21
         6.2      Discharges by Completion                                 21

7        Intellectual Property Rights                                      21

         7.1      Scope                                                    21
         7.2      Ownership and use                                        21
         7.3      No third party rights                                    22
         7.4      No infringement                                          22
         7.5      Disputes                                                 22
         7.6      Royalties/fees                                           22

8        Assets Leases                                                     22

         8.1      Nature                                                   22
         8.2      No default                                               22
         8.3      Validity                                                 22
         8.4      Assets Leases used in the Business                       22

9        Contracts                                                         23

         9.1      Nature of Contracts                                      23
         9.2      No default                                               23
         9.3      Foreign currency                                         23
         9.4      Copies of Contracts                                      23
         9.5      Taxes                                                    23

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10       Properties                                                        24

         10.1     Company's Interest                                       24
         10.2     Occupation and Use                                       24
         10.3     No breach                                                24
         10.4     No notices                                               24
         10.5     [Not used]                                               24
         10.6     Property details                                         24
         10.7     Property disclosure                                      24
         10.8     Disputes                                                 25
         10.9     [Not used]                                               25
         10.10    Proposed disposal                                        25
         10.11    Property Lease disclosure                                25
         10.12    Termination notice                                       25
         10.13    Assignment                                               25

11       Offers outstanding                                                25

12       Shareholdings                                                     25

13       Memberships                                                       26

14       Employees                                                         26

         14.1     List of Employees complete                               26
         14.2     Incentive schemes                                        26
         14.3     Service agreements                                       26
         14.4     Management agreements                                    26
         14.5     Disputes                                                 26
         14.6     Compliance                                               26
         14.7     Compliance                                               26
         14.8     Disclosure                                               27

15       Superannuation                                                    27

         15.1     List of Superannuation Funds                             27
         15.2     Funding                                                  27

16       Litigation                                                        27

         16.1     Not a party to any litigation                            27
         16.2     No circumstances                                         27

17       [Not used]                                                        27

18       Solvency                                                          28

         18.1     No liquidation or winding-up                             28
         18.2     No petition                                              28
         18.3     No writ of execution                                     28
         18.4     No receiver or administrator                             28
         18.5     Payment of debts                                         28

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         18.6     Liquidation                                              28
         18.7     Petition                                                 28
         18.8     Writ of execution                                        28
         18.9     Receiver manager                                         28

19       Insurance                                                         29

         19.1     Policies                                                 29

20       Information                                                       29

         20.1     Written information                                      29
         20.2     Accuracy                                                 29

21       Business Records                                                  29

22       Taxes and duties                                                  29

         22.1     Tax paid                                                 29
         22.2     Since Accounts Date                                      29
         22.3     [Not used]                                               30
         22.4     Withholding tax                                          30
         22.5     Records                                                  30
         22.6     Returns submitted                                        30
         22.7     Returns accurate                                         30
         22.8     Copies accurate                                          30
         22.9     No disputes                                              30

23       Seller's knowledge                                                30

24       Effect of Sale of Shares                                          31

         24.1     Customers/supplier relationships                         31
         24.2     Effect of sale                                           31

25       Trade Practices                                                   31

26       Liability under asset and other sale agreements                   31

27       Financial position                                                31

28       Business                                                          32

Schedule 3 - Disclosure Schedule                                           33

Schedule 4 - Intellectual Property Rights                                  34

Schedule 5 - Superannuation funds                                          35

Schedule 6 - Contracts                                                     36

Schedule 7 - Guarantees                                                    37

Schedule 8 - Employees                                                     38

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                                                        LSM share sale agreement

Schedule 9 - Plant and Equipment                                           43

Schedule 10 - Assets Leases                                                44

Schedule 11 - Properties                                                   45

Schedule 12 - Inter Company Debts                                          46

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THIS SHARE SALE AGREEMENT

                  is made on         2001 between the parties specified in parts
                  1, 2 and 3 of schedule 1.

RECITALS

                  A.      The Seller is the owner of the Shares.

                  B. The Seller agrees to sell and the Buyer agrees to buy the Shares on the terms and conditions set out in this agreement.

                  C. The Guarantor agrees to guarantee the performance by the Seller of its obligations pursuant to this agreement.

THE PARTIES AGREE

                  in consideration of, among other things, the mutual promises contained in this agreement:

1        DEFINITIONS AND INTERPRETATION

         1.1      DEFINITIONS

                  In this agreement:

                  31 August Accounts has the meaning given in clause 5.4;

                  Accenture Group means Accenture Australia Pty Ltd ACN 096 776 895 (Accenture) and its Related Corporations and Accenture's ultimate parent company Accenture Ltd (a company registered in Bermuda under Number EC 30090) and that company's subsidiaries as at 20 September 2001;

                  Accounts Date means 30 June 2001;

                  Assets Leases means all leases, hire purchase agreements, conditional purchase agreements and other hiring arrangements to which the Company is party including, but not limited to, those listed in schedule 10, but excludes leases in relation to the Properties;

                  Authorisation means any consent, registration, agreement, certificate, licence, approval, permit, authority or exemption from, by or with a Governmental Agency;

                  Business means the business carried on by the Company as more particularly described in part 6 of schedule 1;

                  Business Day means a day on which banks are open for business in Melbourne, Sydney and Auckland excluding a Saturday or a Sunday or a public holiday;

                  Business Records means, to the extent relating to the Business, the Company's customer lists and supplier lists, records of Intellectual Property Rights, Assets Leases, Contracts and Properties;

                  Buyer means the company specified in part 2 of schedule 1;

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                                                        LSM share sale agreement

                  Buyer Group Companies has the meaning given to that term in the Co-ordination Agreement;

                  Buyer's Warranties means the warranties set out in part 1 of schedule 2;

                  Cash in Hand means the amount of cash at bank on deposit or at hand in the Company;

                  Claim means any claim or any course of action (including, but not limited to, in contract, in tort or under statute) in respect of this agreement;

                  Company means the company specified in part 4 of schedule 1;

                  Completion means completion of the sale and purchase of the Shares under clause 4;

                  Completion Date has the meaning given to that term in the Co-ordination Agreement;

                  Conditions has the meaning given to that term in the Co-ordination Agreement;

                  Contracts means the agreements to which the Company is a party and which are, wholly or partly, executory as at the Completion Date, including, but not limited to, those listed in part 1 of schedule 6, but excludes:

                  (a) the Assets Leases; and

                  (b) leases in relation to the Properties;

                  Co-ordination Agreement means the Co-ordination Agreement executed on the same day as this agreement by, among others, the Seller and the Buyer;

                  Data Room has the meaning given to that term in the Co-ordination Agreement;

                  Dollars, A$ and $ means Australian dollars;

                  Duty means any stamp, transaction or registration duty or similar charge imposed by any Governmental Agency and includes, but is not limited to, any interest, fine, penalty, charge or other amount imposed in respect of the above, but excludes any Tax;

                  Effective Time has the meaning given to that term in the Co-ordination Agreement;

                  Employees means an employee of the Company listed in schedule 8 who is still employed by the Company as at the Completion Date;

                  Encumbrance means any mortgage, charge, lien, pledge, other security interest or encumbrance (other than liens arising in the ordinary course of business by operation of law and title retention in respect of stock-in-trade);

                  Environmental Law has the meaning given to that term in the Co-ordination Agreement;

                  Foreign Exchange Contracts means all foreign exchange hedging contracts entered by the Seller which relate exclusively to the Business which remain current as at Completion, including but not limited to those contracts listed in part 2 of schedule 6;

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                                                        LSM share sale agreement

                  Governmental Agency means any government or any governmental, semi-governmental, administrative, fiscal or judicial body, department, commission, authority, tribunal, agency or entity in any part of the world;

                  Guarantees means the guarantees and other letters of comfort and commitments of financial support given by the Seller and its Related Corporations in relation to the Business which remain in force at the date of this agreement, including but not limited to, as listed in schedule 7;

                  Guarantor means the company specified in part 3 of schedule 1;

                  Intellectual Property Rights means the rights and interests of the Company in the internet domain names, trademarks, patents, copyrights and designs listed in schedule 4;

                  Inter Company Debt means any amount owing (including trade accounts payable and receivable):

                  (a) by the Company to a member of the PDL Group (except in that member's capacity as an entity carrying on any part of the Pacific Brands Business); or

                  (b) by a member of the PDL Group (except in that member's
                      capacity as an entity carrying on any part of the Pacific Brands Business) to the Company;

                  immediately before Completion;

                  Interest Rate means the average rate displayed on the Reuters Page BBSW for 90 day bank bills at 10:10 am Melbourne time applicable to each Business Day on which amounts are outstanding as confirmed by Westpac Banking Corporation and on the basis that for a day other than a Business Day the rate applicable to the last preceding Business Day will apply;

                  Linked Transaction Agreements has the meaning given to that term in the Co-ordination Agreement;

                  Loss includes any damage, loss, claim, action, liability, cost, expense, outgoing or payment;

                  Pacific Brands Business has the meaning given to that term in the Co-ordination Agreement;

                  Pacific Brands Employees means the Employees who are employed in the conduct of the Pacific Brands Business, as listed in part 1 of schedule 8;

                  Partnership means the partnership between PD Shared Services Pty Ltd ACN 092 830 227 and PD Shared Services Holdings Pty Ltd ACN 092 811 080, known as the "Novare partnership";

                  PDL Group means Pacific Dunlop Limited ABN 89 004 085 330 and its Related Corporations, immediately before Completion;

                  Plant and Equipment means the plant, equipment, machinery, tools, furniture, fittings, lease hold improvements and motor vehicles owned by the Company as at Completion and used exclusively in the Business including, without limitation, those listed in schedule 9;

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                                                        LSM share sale agreement

                  Power means any right, power, authority, discretion or remedy conferred on the parties by this agreement or any applicable law;

                  Property Leases means the leases of real property listed in schedule 11;

                  Properties means the properties leased under the Property Leases;

                  Purchase Price means the price payable for the Shares under clause 3.1;

                  Related Corporation means a "related body corporate" as defined in the Corporations Act;

                  Seconded Employees means those Employees who are not employed in the conduct of the Pacific Brands Business, as listed in part 2 of schedule 8;

                  Shares means all the issued shares in the capital of the Company, as specified in part 5 of schedule 1;

                  Seller means the company specified in part 1 of schedule 1;

                  Seller Group Companies has the meaning given to that term in the Co-ordination Agreement;

                  Seller's Warranties means the warranties set out in part 2 of schedule 2;

                  Superannuation Funds means the superannuation funds to which the Company makes contributions in respect of the Employees as listed in schedule 5;

                  Tangible Assets means Plant and Equipment and Stock;

                  Tax means any tax, levy, charge, impost, duty, fee, deduction, compulsory loan or withholding, which is assessed, levied, imposed or collected by any Governmental Agency and includes, but is not limited to any interest, fine, penalty, charge, fee or any other amount imposed on, or in respect of, any of the above but excludes Duty;

                  Tax Indemnity Deed has the meaning given to that term in the Co-ordination Agreement;

                  Tax Law means any law relating to Tax; and

                  Warranties means the Buyer's Warranties and the Seller's Warranties.

         1.2      INTERPRETATION

                  In this agreement, unless the context otherwise requires:

                  (a) headings and underlinings are for convenience only and do not affect the interpretation of this agreement;

                  (b) words importing the singular include the plural and vice versa;

                  (c) words importing a gender include any gender;

                  (d) other clauses of speech and grammatical forms of a word or phrase defined in this agreement have a corresponding meaning;

                  (e) an expression importing a natural person includes any
                      company, partnership, joint venture, association, corporation or other body corporate and any Governmental Agency;

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                                                        LSM share sale agreement

                  (f) a reference to a part, clause, party, annexure or schedule is a reference to a clause and part of, and a party, annexure and schedule to this agreement and a reference to this agreement includes any annexure and schedule;

                  (g) a reference to a statute, regulation, proclamation,
                      ordinance or by-law includes all statutes, regulations, proclamations, ordinances or by-laws amending, consolidating or replacing it, and a reference to a statute includes all regulations, proclamations, ordinances and by-laws issued under that statute;

                  (h) a reference to a document includes all amendments or
                      supplements to, or replacements or novations of, that document;

                  (i) a reference to a party to a document includes that party's successors and permitted assigns;

                  (j) where the day on or by which any thing is to be done is not a Business Day, that thing must be done on or by the following Business Day;

                  (k) no rule of construction applies to the disadvantage of a party because that party was responsible for the preparation of this agreement or any part of it;

                  (l) if a covenant, undertaking, representation, warranty,
                      indemnity or agreement is made or given by two or more parties, that covenant, undertaking, representation, warranty, indemnity or agreement is made or given and binds those parties jointly and severally; and

                  (m) if a party comprises two or more persons, a covenant,
                      undertaking, representation, warranty, indemnity or agreement made or given by that party binds those persons jointly and severally.

         1.3      BUSINESS DAY

                  Where the day on or by which any thing is to be done is not a Business Day, that thing must be done on or by the next Business Day.

2        SALE AND PURCHASE

         2.1      SALE OF SHARES

                  Subject to the Conditions having been fulfilled or waived in accordance with the Coordination Agreement, the Seller will sell and the Buyer will buy the Shares for the Purchase Price free of Encumbrances and other third party rights on Completion.

         2.2      ASSOCIATED RIGHTS

                  The Shares will be transferred under this agreement with all rights attached or accruing to them on and from the Effective Time. The Buyer is not entitled to the rights attached to the Shares as at the date of this agreement or to any rights which accrue between the date of this agreement and the Effective Time, including dividend rights.

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                                                        LSM share sale agreement

3        PURCHASE PRICE

         3.1      AMOUNT

                  The Purchase Price payable for the Shares is $1.00, plus any amount payable under clause 5.2(b).

         3.2      PAYMENT AT COMPLETION

                  The Buyer must pay the Purchase Price to the Seller at Completion.

4        COMPLETION

         4.1      DATE FOR COMPLETION

                  Completion must take place on the Completion Date, subject to and as provided for in the Co-ordination Agreement.

         4.2      DELIVERY OF DOCUMENTS

                  At Completion, the Seller must deliver to the Buyer:

                  (a) original share certificates for the Shares;

                  (b) duly completed transfers of the Shares to the Buyer in registrable form, executed by the Seller;

                  (c) duly executed releases of all guarantees that have been obtained in accordance with clause 10;

                  (d) the original certificate of incorporation or registration of the Company;

                  (e) all original documents of title in relation to the
                      Intellectual Property Rights;

                  (f) the written resignations of all directors and the
                      secretary of the Company (including a written acknowledgment that he or she has no Claim against the Company for loss of office, breach of contract, redundancy, compensation, payment or repayment of loans or otherwise, except for payments properly payable as an employee for accrued salary, holiday pay and long service leave up to the Completion Date), to be effective on the appointment of the directors to be appointed at the Board meetings to be convened under clause 4.3;

                  (g) any power of attorney or other authority under which the transfers of the Shares are executed;

                  (h) duly executed instruments irrevocably waiving in favour of the Buyer all rights of pre-emption which any person has in respect of any of the Shares; and

                  (i) all Records, which must be complete and up to date, (by constructive delivery at the Company's premises).

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         4.3      BOARD MEETINGS

                  At Completion, the Seller must ensure that a meeting of the directors of the Company is convened and conducts the following business:

                  (a) approval of the registration of the Buyer as the holder of the Shares in the books of the Company;

                  (b) appointment of the nominees of the Buyer as directors of the Company;

                  (c) alteration of the registered office of the Company to a registered office nominated by the Buyer; and

                  (d) revocation of all existing mandates for the operation of bank accounts of the Company and approval of new mandates in favour of the officers of the Company nominated by the Buyer.

         4.4      BUYER'S OBLIGATIONS AT COMPLETION

                  At Completion the Buyer must:

                  (a) execute the transfers of Shares delivered by the Seller pursuant to clause 4.2(b); and

                  (b) deliver to the Seller written consents to act from the persons nominated by the Buyer as the directors and secretary of the Company.

         4.5      INTERDEPENDENCE

                  (a) Notwithstanding any provision of a Linked Transaction
                      Agreement but subject to clause 4 of the Co-ordination Agreement, the obligations of the parties to the Linked Transaction Agreements in respect of completion (as defined in each Linked Transaction Agreement) are interdependent.

                  (b) Subject to clause 4 of the Co-ordination Agreement, all actions at Completion under this agreement and completion under each other Linked Transaction Agreement will be deemed to take place simultaneously and no delivery or payment will be deemed to have been made until all deliveries and payments under the Linked Transaction Agreements due to be made at or immediately after completion (as defined in each Linked Transaction Agreement) have been made.

                  (c) A breach of this agreement by any party to this agreement is deemed to constitute a breach by the defaulting party of each Linked Transaction Agreement to which the defaulting party is a party.

         4.6      CONDUCT UNTIL SHARES ARE REGISTERED

                  After Completion and until the Shares are registered in the name of the Buyer or its nominee, the Seller must take all action lawfully required by the Buyer by written notice to the Seller to vote on any resolutions of the Company as the Buyer directs.

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                                                        LSM share sale agreement

5        BEFORE COMPLETION

         5.1      CARRYING ON BUSINESS

                  The Seller will procure that the Company uses all reasonable endeavours to ensure that between the date of this agreement and Completion, subject to clauses 5.2 and 5.3, the Business is conducted in the ordinary course of business and that the Company does not:

                  (a) enter into any material contract or arrangement outside the ordinary course of trading or otherwise than on arm's length terms;

                  (b) acquire or dispose of any assets other than on arm's
                      length terms in the ordinary course of business;

                  (c) make any material change to its policy and practice as to payment of creditors and collection of trade receivables;

                  (d) engage any new employee to fill a new role with an annual remuneration package in excess of $120,000 or, except in the ordinary course of the Business, terminates the employment of any of its employees or changes in any material respect the terms of employment (including remuneration);

                  (e) sell or agree to sell any fixed asset with a value of more than $250,000 or buy or commit to buy any fixed asset with a value of more than $250,000;

                  (f) create any Encumbrance over any of its assets;

                  (g) incur any indebtedness or liability in the nature of
                      borrowings other than in the ordinary course of business;

                  (h) distribute or return any capital to its members;

                  (i) pay any dividend to its members or pays any management fee or similar amount;

                  (j) issue any shares, options or securities which are
                      convertible into shares in the Company; and

                  (k) alter its constitution,

                  unless the Buyer first consents in writing, which must not be unreasonably withheld or delayed.

         5.2      TREATMENT OF CASH IN HAND

                  (a) At any time before Completion, the Seller may arrange for any Cash in Hand held by the Company to be removed in any manner selected by the Seller.

                  (b) An amount equal to any Cash in Hand held by the Company as at the Effective Time, will be added to the Purchase Price, except to the extent that all or part of the Cash in Hand is an amount required to ensure that the Seller complies with the warranty contained in paragraph 27 of the Seller's Warranties.

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                                                        LSM share sale agreement

         5.3      INTER COMPANY DEBT

                  The Buyer acknowledges that prior to Completion, the Seller will procure that any Inter Company Debt owing to or by the Company is satisfied or otherwise extinguished, including but not limited to those Inter Company Debts listed in schedule
                  12. The Seller will provide evidence to the Buyer of any such satisfaction of debt on or prior to Completion.

         5.4      31 AUGUST ACCOUNTS

                  As soon as possible after they are made available to the Seller, the Seller will deliver to the Buyer a copy of the statutory accounts of the Company, such statutory accounts comprising the profit and loss account for the Company for the year ended 31 August 2001 and the balance sheet of the Company as at the same date, each audited by the auditors of the Guarantor (31 August Accounts).

6        AFTER COMPLETION

         6.1      OBLIGATIONS RELATING TO TAXES OR DUTIES

                  After Completion, the Buyer must procure that the Company provides the Seller with access to such employees and records of the Company as the Seller reasonably requires to meet its obligations under any law relating to Tax or Duty provided such access is exercised and conducted in a manner to avoid unreasonable disruption to the conduct of the Business and the activities and operations of the Company and its employees.

         6.2      CONSULTATION

                  If any Governmental Agency conducts an audit in relation to the affairs of the Company relating to any period prior to the Completion Date then the Buyer must procure that the Seller is promptly notified of this and that the Seller is then regularly consulted with in relation to the audit process until resolved.

7        WARRANTIES

                  (a) The Buyer gives the Buyer's Warranties in favour of the
                      Seller on and subject to the terms set out in the Co-ordination Agreement.

                  (b) The Seller gives the Seller's Warranties in favour of the
                      Buyer on and subject to the terms set out in the Co-ordination Agreement.

                  (c) Subject to clauses 7(d) and 7(e), the Seller agrees and undertakes to indemnify on demand and hold harmless the Buyer from and against any and all direct Losses (including in respect of any Employee) incurred by the Buyer or its Related Corporations or the Company or for which any of them may become liable solely as a result of any act or omission by (or on behalf of) or claim against the Company before Completion or the conduct of the Business at any time prior to Completion.

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                                                        LSM share sale agreement

                  (d) The Seller will only be liable to the Buyer under clause
                      7(c) to the extent that the Losses claimed cause or increase the extent of a breach of the warranty given in paragraph 27 of the Seller's Warranties, had those Losses been taken into account in the preparation of accounts for the Company at Completion as contemplated by paragraph 27 of the Seller's Warranties.

                  (e) The Seller is not liable to the Buyer under clause 7(c) if the Buyer is entitled to make a claim under the Tax Indemnity Deed in respect of the Losses sought to be recovered, in which case the Buyer may only claim in respect of those Losses under the Tax Indemnity Deed.

8        LIMITATION OF LIABILITY

                  The Seller gives the Seller's Warranties in favour of the Buyer on and subject to the limitations on liability set out in the Co-ordination Agreement.

9        COMPETITION

         9.1      UNDERTAKING

                  In consideration for the respective promises of the Seller and the Buyer to each other in this agreement, the Seller undertakes to the Buyer that it will not for a period of 5 years, 4 years, 3 years, 2 years or 1 year after the Completion Date in Australia:

                  (a) engage in any business or activity which is the same as or substantially similar to or competitive with, the Business or any material part of it;

                  (b) solicit, canvass, induce or encourage any person who was at any time during the 6 months period ending on the Completion Date a director, employee or agent of the Company to leave the employment or agency of the Company;

                  (c) solicit, canvass, approach or accept any approach from any person who was at any time during the 6 months period ending on the Completion Date, a client or customer of the Company with a view to obtaining the custom of that person in a business which is the same as or substantially similar to or competitive with, the Business; or

                  (d) interfere with the relationship between the Company and its clients, customers, employees or suppliers.

         9.2      ACQUISITION OF INTERESTS IN COMPETING BUSINESSES

                  Clause 9.1 does not prevent the Seller or any of its Related Corporations from acquiring an interest, directly or indirectly, in a business in competition with the Business in the area referred to in that clause if:

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                                                        LSM share sale agreement

                  (a) the acquisition of the interest in the competing business occurs as a result of or in conjunction with an acquisition of an interest, directly or indirectly, in other assets;

                  (b) the value of the competing business is not more than 25%
                      of the value of the acquisition taken as a whole; and

                  (c) the Seller or the relevant Related Corporation uses its best endeavours to dispose of the competing business or its interest in the business within 12 months after its acquisition.

         9.3      EXCLUSION FROM RESTRAINT

                  This clause 9 does not restrict the Seller or any of its Related Corporations from:

                  (a) continuing to carry on any business (other than the
                      Business) carried on at the date of this agreement; or

                  (b) holding less than 10% of the issued share capital of a company listed on a recognised Stock Exchange.

         9.4      RELATED CORPORATIONS

                  The Buyer agrees that the provisions of this clause 9 only apply to the Related Corporations of the Seller for so long as those entities remain Related Corporations of the Seller.

         9.5      SEVERABILITY

                  (a) If any of the several separate and independent covenants and restraints in clause 9.1 are or become invalid or unenforceable for any reason, then that invalidity or unenforceability will not affect the validity or unenforceability of any of the other separate and independent covenants and restraints in clause 9.1.

                  (b) If any of the prohibitions or restrictions contained in this clause 9 is judged to go beyond what is reasonable in the circumstances and necessary to protect the goodwill of the Company, but would be judged reasonable and necessary if any activity were deleted or the period or area were reduced, then the prohibitions or restrictions apply with that activity deleted or that period or area reduced by the minimum amount necessary.

10       RELEASE OF GUARANTEES

                  (a) The Buyer must use its best endeavours to secure the
                      release of the Seller or any Related Corporation of the Seller from any Guarantee or Encumbrance provided in relation to the Business, effective from Completion.

                  (b) If the Buyer is unable to secure the release under clause
                      10(a), then the Buyer must pay the Seller an amount equal to any Loss which the Seller or any Related Corporation of the Seller pays, suffers, incurs, or is liable for page 11

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                                                        LSM share sale agreement

                      in relation to any Guarantee or Encumbrance referred to in clause 10(a) which relates to any act or omission of the Company after Completion.

                  (c) [Not used]

11       GUARANTEE AND INDEMNITY

         11.1     GUARANTEE

                  The Guarantor unconditionally and irrevocably guarantees to the Buyer the due and punctual performance of the Seller's obligations under this agreement.

         11.2     INDEMNITY

                  The Guarantor indemnifies and holds the Buyer harmless from and against all Loss incurred or suffered by the Buyer and all actions, proceedings, claims or demands made against the Buyer as a result of default by the Seller in the performance of any such obligation.

         11.3     EXTENT OF GUARANTEE AND INDEMNITY

                  (a) This clause 11 applies:

                      (1) to the present and future obligations of the Seller
                          under this agreement; and

                      (2) to this agreement, as amended, supplemented, renewed
                          or replaced.

                  (b) The obligations of the Guarantor under this clause 11
                      extend to any change in the obligations of the Seller as a result of any amendment, supplement, renewal or replacement of this agreement.

                  (c) This clause 11 is not affected, nor are the obligations of the Guarantor under this agreement released or discharged or otherwise affected, by anything which, but for this provision, might have that effect.

                  (d) This clause 11 applies:

                      (1) regardless of whether the Guarantor is aware of, or
                          has consented to, or is given notice of, any amendment, supplement, renewal or replacement of any agreement to which the Buyer and the Seller are a party or the occurrence of any other thing; and

                      (2) irrespective of any rule of law or equity to the
                          contrary.

         11.4     CONTINUING GUARANTEE AND INDEMNITY

                  This clause 11 is a continuing obligation of the Guarantor despite any settlement of account and remains in full force and effect until the obligations of the Seller under this agreement have been performed.

         11.5     WARRANTIES OF THE GUARANTOR

                  The Guarantor represents and warrants to the Buyer that:

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                                                        LSM share sale agreement

                  (a) it has the corporate power to enter into this guarantee and indemnity and has taken all necessary action to authorise the execution, delivery and performance of this agreement;

                  (b) the execution, delivery and performance of this guarantee and indemnity will not violate any provision of:

                      (1) any law or regulation or any order or decree of any
                          Governmental Agency of the Commonwealth of Australia or any state or territory;

                      (2) the constitution of the Guarantor; or

                      (3) any security agreement, deed, contract, undertaking or other instrument to which the Guarantor is a party or which is binding on it.

         11.6     RIGHTS

                  The Guarantor waives any right it has of first requiring any of the Buyer Group Companies to commence proceedings or enforce any other right against the Seller or any of the Seller Group Companies or any other person before claiming under this clause 11.

12       EMPLOYEES

         12.1     SECONDED EMPLOYEES

                  (a) The Buyer will procure the secondment of the Seconded
                      Employees to the Partnership (Secondments) for the period commencing on Completion and ending up to 3 months after Completion (Secondment Period).

                  (b) At any time on or before the end of the Secondment Period the PDL Group or any third party customer of the Partnership may offer employment to a Seconded Employee. If a Seconded Employee accepts employment with the PDL Group or such third party, then the Buyer will procure the release of that Seconded Employee from employment with the Company.

                  (c) Unless the Buyer elects to retain the employment of a
                      Seconded Employee by the Company after the end of the Secondment Period, then the Buyer must, unless the parties otherwise agree, procure the termination of the employment of that Seconded Employee with effect on and from the end of the Secondment Period. The Buyer shall procure that the Company terminates the employment of the Seconded Employees upon the terms and conditions advised by the Seller and shall make such payments to the Seconded Employees on termination as the Seller directs.

                  (d) The Seller is responsible for, and indemnifies and holds the Buyer harmless from and against, all costs and expenses (net of tax) associated with the employment of the Seconded Employees accruing after Completion, including without limitation:

                      (1) all costs of the Company in remunerating the Seconded
                          Employees;

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                                                        LSM share sale agreement

                      (2) all other employee entitlements accruing to the
                          Seconded Employees during the Secondment Period, including but not limited to superannuation contributions and all long service, sick leave and annual leave entitlements;

                      (3) all costs of the Company as a result of terminating
                          the employment of Seconded Employees in accordance with clause 12.1(c), except to the extent that such costs relate to the period before Completion.

                  (e) For the avoidance of doubt, if a Seconded Employee is
                      retained in employment by the Company after the Secondment Period, the Seller has no further responsibility for the costs associated with the employment of, or termination of, that Employee.

         12.2     NO LIMITATION

                  The limitations on claims applying to the Buyer under clause 7 of the Co-ordination Agreement do not apply to any Claim made by the Buyer under the indemnities given by the Seller under this clause 13 or clause 7(c).

13       HEAD OFFICE SERVICES

                  (a) The Buyer acknowledges that, at Completion, certain
                      Pacific Brands Employees are engaged in providing services to the PDL Group (Head Office Services).

                  (b) The Buyer must ensure that for 3 months following
                      Completion, the Head Office Services are provided to the Guarantor at the pricing, to the standard of service and with the level of resources as existed immediately prior to Completion.

14       RESTRICTIONS ON THE COMPANY AND BUSINESS

                  The Buyer will not and will procure that the Company does not, after Completion:

                  (a) use:

                      (1) the services of the Employees; or

                      (2) any tangible or intangible assets owned by the
                          Company or previously used by the Partnership for the Pacific Brands Business,

                      for the purposes of providing outsourced services in competition with any member of the Accenture Group;

                  (b) sell the Company or the Business to any third party
                      competitor of any member of the Accenture Group.

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                                                        LSM share sale agreement

SCHEDULE 1 - SHARE DETAILS

         PART 1 - SELLER

         PD Shared Services Holdings Pty Ltd ABN 75 092 811 080 of Level 3, 678 Victoria Street, Richmond, Victoria 3121

         PART 2 - BUYER

         Pacific Brands Holdings Pty Ltd ACN 098 704 646, c/- Minter Ellison, 88 Phillip Street, Sydney New South Wales 2000

         PART 3 - GUARANTOR

         Pacific Dunlop Limited ABN 89 004 085 330 of Level 3, 678 Victoria Street, Richmond, Victoria 3121

         PART 4 - COMPANY

         PD Shared Services LSM Pty Ltd ABN 77 093 040 745 of Level 3, 678 Victoria Street, Richmond, Victoria 3121

         PART 5 - SHARES

         100 ordinary shares

         PART 6 - BUSINESS

         The provision of personnel to the Partnership to perform various functions for PDL Group and customers of the PDL Group.

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                                                        LSM share sale agreement

SCHEDULE 2 - WARRANTIES

PART 1 - BUYER'S WARRANTIES

1        BUYER AUTHORISED

         The Buyer has taken all necessary action to authorise the execution, delivery and performance of this agreement in accordance with its terms.

2        POWER TO BUY

         The Buyer has full power to enter into and perform its obligations under this agreement and can do so without the consent of any other person.

3        NO LEGAL IMPEDIMENT

         So far as the Buyer is aware, the execution, delivery and performance by the Buyer of this agreement comply with:

         (1) each law, regulation, Authorisation, ruling, judgment, order or decree of any Governmental Agency;

         (2) the constitution or other constituent documents of the Buyer; and

         (3) any Encumbrance or document which is binding on the Buyer.

4        NO LIQUIDATION OR WINDING-UP

         The Buyer has not gone into liquidation nor passed a winding-up resolution nor received or published a notice under sections 601AA or 601AB of the Corporations Act.

5        NO PETITION

         No petition or other process for winding-up has been presented or threatened against the Buyer and there are no circumstances justifying such a petition or other process.

6        NO WRIT OF EXECUTION

         No writ of execution has issued against the Buyer.

7        NO RECEIVER OR ADMINISTRATOR

         No receiver or receiver and manager or administrator of any part of the undertaking or assets of the Buyer has been appointed.

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                                                        LSM share sale agreement

8        KNOWLEDGE OF BUYER

         Neither the Buyer nor any holding company (direct or indirect) of the Buyer is aware of any matter or thing that at Completion constitutes a breach of the Seller's Warranties.

                                                                         page 17

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PART 2 - SELLER'S WARRANTIES

1        AUTHORITIES

         1.1      SELLER AUTHORISED

                  The Seller has taken all necessary action to authorise the execution, delivery and performance of this agreement in accordance with its terms and it is validly existing and in good standing.

         1.2      POWER TO SELL

                  The Seller has full power to enter into and perform its obligations under this agreement and is able to sell and transfer the Shares being sold by it under this agreement without the consent of any other person and free of any pre-emptive rights, or rights of first refusal or any other such rights which may restrict the transfer of the Shares to the Buyer(except as disclosed in writing by the Seller).

         1.3      NO LEGAL IMPEDIMENT

                  The execution, delivery and performance by the Seller of this agreement complies with:

                  (a) each law, regulation, Authorisation, ruling, judgment, order or decree of any Governmental Agency;

                  (b) the constitution or other constituent documents of the
                      Seller; and

                  (c) any Encumbrance or document which is binding on the
                      Seller.

         1.4      CORPORATE POWER

                  The Company:

                  (a) is validly existing and in good standing;

                  (b) is accurately described in part 4 of schedule 1;

                  (c) has full corporate power to own its properties, assets and businesses and to carry on the Business; and

                  (d) has good and marketable title to all the assets included in the Accounts.

         1.5      CONSTITUTION

                  The copy of the constitution of the Company given to the Buyer is a complete and accurate copy in all material respects.

         1.6      CORPORATE NAME

                  The Company does not trade under a name other than its corporate name (excluding trademarks or business names registered in a name other than its corporate name).

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                                                        LSM share sale agreement

2        COMPLIANCE WITH LAW

         2.1      COMPLIANCE WITH LAW

                  The Company has complied in all material respects with all applicable laws (whether applicable to the conduct of the Business, the assets of the Business or the Properties) and no material contravention or allegation of any material contravention of any applicable law is known to the Seller.

         2.2      AUTHORISATIONS

                  The Company holds all necessary material Authorisations required to conduct the Business, use the assets of the Business and occupy the Properties and has paid all fees due in relation to them and is not in breach of any conditions under them where such breach would be likely to have a material and adverse effect on the Business as currently carried on.

3        SHARES AND CAPITAL

         3.1      TITLE

                  The Seller is the legal and beneficial owner of the Shares being sold by it under this agreement which are free of all Encumbrances and other third party interests or rights.

         3.2      ISSUED CAPITAL

                  The Shares are all the issued shares in the capital of the Company and were validly issued by the Company.

         3.3      FULLY PAID

                  The Shares are fully paid and no money is owing in respect of them.

         3.4      ISSUE OF OTHER SECURITIES

                  The Company is not under any obligation to issue or allot, and has not granted any person the right to call for the issue or allotment of or exercise any option over, any shares or other securities of the Company which is still current and subsisting.

4        POSITION SINCE THE ACCOUNTS DATE

         4.1      POST ACCOUNTS DATE

                  Since the Accounts Date the Company has not:

                  (a) entered into any material contract or arrangement outside the ordinary course of trading or otherwise than on arm's length terms;

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                                                        LSM share sale agreement

                  (b) acquired or disposed of any assets other than on arm's length terms in the ordinary course of business;

                  (c) created an Encumbrance over any of its assets;

                  (d) incurred any indebtedness or liability in the nature of borrowings other than in the ordinary course of business;

                  (e) in the conduct of the Business made any material change to its policy or practice as to the payment of creditors or collection of trade receivables;

                  (f) engaged any new employee to fill a new role with an annual remuneration package in excess of $120,000 or, except in the ordinary course of the Business, terminated the employment of any of its employees or changed in any material respect the terms of employment (including remuneration);

                  (g) sold or agreed to sell any fixed asset with a value of more than $250,000 or bought or committed to buy any fixed asset with a value of more than $250,000;

                  (h) distributed or returned any capital to its members;

                  (i) paid any dividend to its members or paid any management fee or similar amount;

                  (j) issued any shares, options or securities which are
                      convertible into shares in the Company;

                  (k) altered its constitution,

                  (l) incurred or undertaken any actual or contingent
                      liabilities or obligations (including Tax) except in the ordinary course of business; or

                  (m) there has been no change in the accounting policies,
                      practices and principles of the Company,

                  except, in respect of the period between the date of this agreement and Completion, if the Buyer has first consented in writing.

         4.2      [NOT USED]

5        TANGIBLE ASSETS

         5.1      TITLE TO ASSETS

                  All material Tangible Assets are:

                  (a) (other than items under repair and stock-in-transit) in the possession or under the control of the Company ;

                  (b) the absolute property of the Company free of all
                      Encumbrances, other than the Tangible Assets subject to the Assets Leases.

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                                                        LSM share sale agreement

         5.2      ASSETS NOT OWNED

                  All material Tangible Assets which are used by the Company but are not owned by the Company are used pursuant to the Assets Leases or other arrangements entered into on arm's length terms in the ordinary course of the Business.

         5.3      PLANT AND EQUIPMENT

                  All Plant and Equipment listed in schedule 9 and currently in use in the Business is:

                  (a) in good working order;

                  (b) capable of doing the job for which it is now being used;
                      and

                  (c) in reasonable condition having regard to its age and fair wear and tear.

6        ENCUMBRANCES

         6.1      OWNERSHIP OF SHARES

                  As at Completion the Seller will be the legal and beneficial owner of the Shares being sold by it under this agreement free of Encumbrances.

         6.2      DISCHARGES BY COMPLETION

                  The Seller has not granted or created, or agreed to grant or create, any Encumbrance in respect of the Shares being sold by it under this agreement or the assets of the Company other than any which will be discharged on or before Completion.

7        INTELLECTUAL PROPERTY RIGHTS

         7.1      SCOPE

                  So far as the Seller is aware, the Company owns or has an enforceable right to use all intellectual property rights needed to carry on the Business in the places and in the manner currently carried on.

         7.2      OWNERSHIP AND USE

                  (a) The Company is the legal and beneficial owner of all the
                      Intellectual Property Rights listed in parts 1 and 3 of
                      schedule 4.

                  (b) The Company has, by way of a valid, binding and
                      enforceable licence from a third party, a lawful right to use in the places and manner in which they are currently used by the Company in the Business all the Intellectual Property Rights listed in part 2 of schedule 4.

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                                                        LSM share sale agreement

         7.3      NO THIRD PARTY RIGHTS

                  So far as the Seller is aware, no person, other than the Company or a licensee of the Company disclosed in part 3 of schedule 4 has any right to any Intellectual Property Right listed in part 1 of schedule 4.

         7.4      NO INFRINGEMENT

                  So far as the Seller is aware, the use by the Company of the Intellectual Property Rights listed in schedule 4 does not breach or infringe any Intellectual Property Right of any other person nor, so far as the Seller is aware, are there any allegations that the Company has infringed or is infringing the intellectual property rights of a third party.

         7.5      DISPUTES

                  The Company is not currently involved in any material dispute with any third party in relation to the Intellectual Property Rights listed in schedule 4.

         7.6      ROYALTIES/FEES

                  Other than in respect of the Intellectual Property Rights set out in part 2 of schedule 4, there are no material royalties, licence fees or other similar fees payable by the Company in connection with the use of any Intellectual Property Rights.

8        ASSETS LEASES

         8.1      NATURE

                  The Assets Leases were entered into within the ordinary course of business.

         8.2      NO DEFAULT

                  The Company is not and, so far as the Seller is aware, no other party to any Assets Lease is, in default under an Assets Lease where such breach or default would be materially and adversely prejudicial to the Company in carrying on the Business and the Company has received no notice of any default of any Asset Lease.

         8.3      VALIDITY

                  So far as the Seller is aware, each Asset Lease:

                  (a) is valid and subsisting;

                  (b) has not been amended or modified; and

                  (c) is not terminable by virtue of the sale of the Shares.

         8.4      ASSETS LEASES USED IN THE BUSINESS

                  The Asset Leases constitute all the lease and hire purchase agreements used in the Business by the Company.

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                                                        LSM share sale agreement

9        CONTRACTS

         9.1      NATURE OF CONTRACTS

                  So far as the Seller is aware, part 1 of schedule 6 and parts 2 and 3 of schedule 4 contains details of all Contracts which:

                  (a) are not within the ordinary course of ordinary business of the Business;

                  (b) are not on arm's length terms;

                  (c) are not capable of complete performance or termination without payment of damages, within 12 months from the date of this agreement;

                  (d) restrict the Company's freedom to carry on the Business in the places and the manner in which it is currently carried on;

                  (e) are contracts which are expected to result in expenditure by the Company of more than $1,000,000;

                  (f) are distribution or agency agreements:

                  (g) entitle the other party to terminate the contract or
                      impose terms less favourable to the Company due to the sale of the Shares.

         9.2      NO DEFAULT

                  The Company is not and, so far as the Seller is aware, no other party to any Contract is in default under such Contract where such breach or default would be materially and adversely prejudicial to the Company in carrying on the Business as currently carried on and there are no grounds for rescission, avoidance or repudiation of any such Contract where such rescission, avoidance or repudiation would be materially and adversely prejudicial to the Seller in carrying on the Business as currently carried on.

         9.3      FOREIGN CURRENCY

                  Part 2 of schedule 6 contains a listing, which is accurate in all material respects, of outstanding commitments of the Company relevant to the Business as at the date stated in that schedule in relation to foreign currency hedging contracts.

         9.4      COPIES OF CONTRACTS

                  So far as the Seller is aware, the Data Room contained copies of all Contracts which are material to the operation of the Business.

         9.5      TAXES

                  All Taxes (including stamp duty or any similar tax) payable on all transactions to which the Company is a party, or that the Company has an interest in enforcing have been paid or are provided for in the Accounts.

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                                                        LSM share sale agreement

10       PROPERTIES

         10.1     COMPANY'S INTEREST

                  The Company has no interest in real property which it uses in the Business except for its interest in the Properties.

         10.2     OCCUPATION AND USE

                  The Company has exclusive occupation and quiet enjoyment of the Properties and the Company's use of the Properties, so far as the Seller is aware, complies in all material respects with all acts, regulations, planning schemes, developments, approvals, permits and requirements (including zoning requirements) of any governmental agency (not including in relation to Environmental Law, which this warranty does not apply to). None of the Properties, so far as the Seller is aware, is subject to any sub-lease, tenancy or right of occupation by any other party.

         10.3     NO BREACH

                  The Company has not received a notice of default in respect of any Leased Property which remains outstanding and asserts non-compliance with the lease of that property.

         10.4     NO NOTICES

                  The Company has not received any notice from any third party in respect of the Properties:

                  (a) in respect of the compulsory acquisition or resumption of any part of any of the Properties; or

                  (b) asserting that the current use of the Properties breaches the requirements of any relevant planning scheme; or

                  (c) which would be likely to have a materially adverse effect on the use of the Properties in the Business as currently used.

         10.5     [NOT USED]

         10.6     PROPERTY DETAILS

                  The particulars of the Properties set out in schedule 11 are true and correct in all material aspects.

         10.7     PROPERTY DISCLOSURE

                  Details of all material documentation pursuant to which the Properties are owned, used or occupied by the Company have been provided to the Buyer and there are no other documents, correspondence or other material which have not been provided to the Buyer which would have a material adverse affect on the interests of the Company in the Properties.

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                                                        LSM share sale agreement

         10.8     DISPUTES

                  There are no material disputes claims or actions relating to any of the Properties or their use including, but not limited to, disputes with any adjoining or neighbouring owner with respect to boundary walls or fences or with respect to any easement, right or means of access to the Properties.

         10.9     [NOT USED]

         10.10    PROPOSED DISPOSAL

                  The Company is not a party to any outstanding agreement to acquire or dispose of land or Properties or any interest in land or Properties.

         10.11    PROPERTY LEASE DISCLOSURE

                  In relation to the Property Leases, particulars of which are set out in schedule 11:

                  (a) written copies of which have been provided to the Buyer, and are so far as the Seller is aware, complete in all material aspects recordings of their terms and there are no other agreements, documents or understandings in relation to the Property Leases; and

                  (b) so far as the Seller is aware, are current and
                      enforceable.

         10.12    TERMINATION NOTICE

                  No lessor under a Property Lease has served any notice to terminate the Property Lease.

         10.13    ASSIGNMENT

                  Neither the Company nor the Seller:

                  (a) has agreed to any assignment, subletting, parting with possession or surrender of a Property Lease or any part of the property leased; or

                  (b) has given any materially false or misleading information to an authority having jurisdiction over property the subject of a Property Lease.

11       OFFERS OUTSTANDING

                  Any offer, tender or quotation made by the Company in respect of the Business which is outstanding and capable of acceptance by a third party, was made in the ordinary course of the Business.

12       SHAREHOLDINGS

                  The Company is not the holder or beneficial owner of any shares or other securities in any company.

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                                                        LSM share sale agreement

13       MEMBERSHIPS

                  The Company is not a member of any joint venture, partnership or unincorporated association (other than a recognised trade association).

14       EMPLOYEES

         14.1     LIST OF EMPLOYEES COMPLETE

                  Schedule 8 contains a complete list of the Company's employees employed in the Business as at the date indicated in the schedule and the Buyer has been given all material details of their employment benefits.

         14.2     INCENTIVE SCHEMES

                  The Company has not agreed to any share incentive scheme, share option scheme, bonus scheme, profit-sharing scheme or other employee incentive scheme in respect of the Business or with any Employee which has not been fairly disclosed to the Buyer.

         14.3     SERVICE AGREEMENTS

                  The Company is not a party to any written employment or service agreement with any Employee requiring the giving of more than three months notice to the employee which has not been fairly disclosed to the Buyer.

         14.4     MANAGEMENT AGREEMENTS

                  The Company does not have any material agreement with any person for the provision of consulting or management services in respect of the Business which has not been fairly disclosed to the Buyer.

         14.5     DISPUTES

                  The Company is not involved in any material dispute with any employees (past or present) and is not aware of any circumstances likely to give rise to any dispute.

         14.6     COMPLIANCE

                  The Company is not in breach in any material respect of any employment contract with any Employee as at the date of this agreement.

         14.7     COMPLIANCE

                  The Company has complied with and continues to comply with all obligations arising under law, equity, statute (including occupational health and safety, annual leave, long service leave, equal opportunity, anti-discrimination, Taxation, superannuation, workers compensation and industrial laws), award, enterprise agreement or other instrument made or approved under any law with respect to its past and present employees and contractors.

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                                                        LSM share sale agreement

         14.8     DISCLOSURE

                  Except as set out in the Data Room there are no awards, enterprise agreements or other instruments made or approved under law which apply to employees of the Company.

15       SUPERANNUATION

         15.1     LIST OF SUPERANNUATION FUNDS

                  The Superannuation Funds are the only superannuation schemes or pension arrangements to which the Company makes contributions in respect of the Employees.

         15.2     FUNDING

                  The Company has paid all contributions due by it to the Superannuation Funds in respect of the Employees.

16       LITIGATION

         16.1     NOT A PARTY TO ANY LITIGATION

                  The Company is not:

                  (a) a party to any material prosecution, litigation or
                      arbitration proceedings; or

                  (b) so far as the Seller is aware, subject to any material administrative or governmental investigation,

                  and the Seller is not aware that any such proceeding or investigation is threatened or pending.

         16.2     NO CIRCUMSTANCES

                  There are no circumstances of which the Seller is aware which may give rise to any proceeding or investigation referred to in warranty 16.1.

17       [NOT USED]

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                                                        LSM share sale agreement

18       SOLVENCY

         18.1     NO LIQUIDATION OR WINDING-UP

                  The Company has not gone into liquidation under Corporations Act nor been removed from the companies register.

         18.2     NO PETITION

                  No petition or other process for winding-up has been presented or threatened against the Company and there are no circumstances justifying such a petition or other process.

         18.3     NO WRIT OF EXECUTION

                  No writ of execution has issued against the Company.

         18.4     NO RECEIVER OR ADMINISTRATOR

                  No receiver or statutory manager of any part of the Company's undertaking or assets has been appointed.

         18.5     PAYMENT OF DEBTS

                  The Company:

                  (a) has not stopped paying its debts as and when they fall due;

                  (b) is not insolvent within the meaning of the Corporations
                      Act; and

                  (c) is not subject to voluntary administration under the
                      Corporations Act.

         18.6     LIQUIDATION

                  The Seller has not gone into liquidation under the Corporations Act nor been removed from the companies register.

         18.7     PETITION

                  No petition or other process for winding-up has been presented or threatened against the Seller and there are no circumstances justifying such a petition or other process.

         18.8     WRIT OF EXECUTION

                  No writ of execution has issued against the Seller.

         18.9     RECEIVER MANAGER

                  No receiver or statutory manager of any part of the Seller's undertaking or assets has been appointed.

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                                                        LSM share sale agreement

19       INSURANCE

         19.1     POLICIES

                  Those assets of the Company which are of an insurable nature are insured by the Company against fire and other usual risks on a basis which the Seller considers commercially prudent.

20       INFORMATION

         20.1     WRITTEN INFORMATION

                  In relation to written information provided by the Seller to the Buyer in relation to the sale of the Shares sold by it under this agreement:

                  (a) if that information comprised copies of documents,
                      correspondence or other materials the copies provided were, so far as the Seller is aware, true and complete;

                  (b) if that information comprised historical data about the
                      Business prepared by the Seller or the Company, that data was, so far as the Seller is aware, true and correct in all material respects.

         20.2     ACCURACY

                  Each of the statements and all information set out, or referred to, in the Disclosure Schedule, the schedules numbered 4 to 12 to this agreement are complete and accurate in all material respects and not misleading.

21       BUSINESS RECORDS

                  The Business Records are in the Company's possession or control and will be maintained by the Company in accordance with its usual practice pending Completion.

22       TAXES AND DUTIES

         22.1     TAX PAID

                  Any Tax arising under any Tax Law payable in respect of any transaction, income or asset of the Company which has become due for payment has been paid.

         22.2     SINCE ACCOUNTS DATE

                  The conduct of the Business since the Accounts Date will only give rise to liability to Tax in the ordinary course of business.

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                                                        LSM share sale agreement

         22.3     [NOT USED]

         22.4     WITHHOLDING TAX

                  Any obligation of the Company under any Tax Law to withhold amounts at source, including, but not limited to, withholding tax, has been complied with.

         22.5     RECORDS

                  The Company has maintained proper and adequate records to enable it to comply with its obligations to:

                  (a) prepare and submit any information, notices, computations, returns, declarations, elections and payments required in respect of any Tax Law;

                  (b) prepare any accounts necessary for the compliance of any
                      Tax Law; and

                  (c) retain necessary records as required by any Tax Law.

         22.6     RETURNS SUBMITTED

                  The Company has submitted any necessary information, notices, computations, returns, declarations and elections to the relevant Governmental Agency in respect of any Tax or any Duty relating to the Company.

         22.7     RETURNS ACCURATE

                  Any information, notice, computation, return, declaration or election which has been submitted by the Company to a Governmental Agency in respect of any Tax or Duty:

                  (a) discloses all material facts that should be disclosed
                      under any Tax Law; and

                  (b) has been submitted on time.

         22.8     COPIES ACCURATE

                  All copies of any information, notices, computations, returns, declarations or elections submitted by the Company in respect of any Tax or Duty which have been supplied to the Buyer by the Seller are true copies of the originals.

         22.9     NO DISPUTES

                  The Company is not currently engaged in any dispute with any Governmental Agency in respect of any Tax or Duty and is not aware of any circumstances that may give rise to such a dispute.

23       SELLER'S KNOWLEDGE

                  The Seller is not aware of any matter or thing that is or may be inconsistent with the Buyer's Warranties.

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                                                        LSM share sale agreement

24       EFFECT OF SALE OF SHARES

         24.1     CUSTOMERS/SUPPLIER RELATIONSHIPS

                  As far as the Seller is aware, the transfer of the Shares to the Buyer under this agreement will not result in any supplier or customer of the Company ceasing or being entitled to substantially reduce its level of business with the Company.

         24.2     EFFECT OF SALE

                  The entry into and performance of this agreement does not and will not:

                  (a) result in the breach of any of the terms, conditions or provisions of any agreement or arrangement to which the Company is a party; or

                  (b) relieve any person from any obligation to the Company;

                  (c) result in the creation, imposition, crystallisation or enforcement of any Encumbrance or other third party right or interest on the Company, its assets or undertaking; or

                  (d) result in any indebtedness of the Company becoming due and payable.

25       TRADE PRACTICES

         So far as the Seller is aware, neither the Company nor any of its officers or employees has, in the two years before Completion, committed or omitted to do any act or thing the commission or omission of which is a material contravention of the Trade Practices Act in Australia.

26       LIABILITY UNDER ASSET AND OTHER SALE AGREEMENTS

         The Company will not have any obligations or liabilities (actual or contingent) after Completion to:

         (a) do any act, matter or thing; or

         (b) pay any moneys under any indemnity,

         under any agreement entered into prior to Completion for the sale or purchase of any business interest, shares or partnership interest.

27       FINANCIAL POSITION

                  If a balance sheet of the Company, prepared on a consistent basis with the principles used to prepare the 31 August Accounts, was produced at Completion, the net asset position (excluding any Cash In Hand included as part of the Purchase Price under clause 5.2(b)) of the Company would be positive.

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                                                        LSM share sale agreement

28       BUSINESS

                  Since incorporation, the Company has not carried on any business other than the Business. For the avoidance of doubt, the Company has not incurred any liabilities or obligations other than in the ordinary course of business of the Business.

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                                                        LSM share sale agreement

SCHEDULE 3 - DISCLOSURE SCHEDULE

                  The matters set out in this disclosure schedule constitute formal disclosure to the Buyer of facts or circumstances which are, or may be, inconsistent with the Seller's Warranties. The Seller gives no representation as to the completeness or accuracy of the disclosures in this schedule. While some disclosures have, for convenience, been set against specific Seller's Warranties, they constitute disclosure against any other Seller's Warranty to which they may apply.

                   Seller Warranty Number                 Matter Disclosed

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                                                        LSM share sale agreement

SCHEDULE 4 - INTELLECTUAL PROPERTY RIGHTS

Part 1 - Intellectual Property Rights owned by the Company

Part 2 - Licenses to the Company to use Intellectual Property Rights

Part 3 - Licenses given by the Company to use its Intellectual Property Rights

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                                                        LSM share sale agreement

SCHEDULE 5 - SUPERANNUATION FUNDS

                  Accenture Employees Superannuation Fund

                                                        LSM share sale agreement

SCHEDULE 6 - CONTRACTS

PART 1 - CONTRACTS

                  Time and materials service agreement between the Company and Dialog Pty Ltd dated 17 October 2001.

PART 2 - FOREIGN EXCHANGE CONTRACTS

                                                                         page 36

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                                                        LSM share sale agreement

SCHEDULE 7 - GUARANTEES

                                                        LSM share sale agreement

SCHEDULE 8 - EMPLOYEES

PART 1 - PACIFIC BRANDS EMPLOYEES

1        Burke, Anne

2        Clarke, Heather

3        Craggs, Penelope

4        Daley, Linda

5        Davies, Lisa

6        Del Rosario, Luis

7        Ellul, Gail

8        Ely, Lois

9        Gabler, Otto

10       Jackson, Claudette

11       Kusnadi, Surja

12       Labbett, Pauline

13       Lalor, Robin

14       Lill, Christine

15       Lim, Eng

16       Loos, Denis

17       Lorkovic, Lily

18       Lucich, Thomas

19       Luton, Elizabeth

20       Morris, Linda

21       Nacua, Nida

22       Parsons, Patricia

23       Pavin, Anna

24       Perry, Angela

25       Poveda, Bernarda

26       Robinson, Belinda

27       Sharma, Praveen

28       Stamboulis, Marjorie

29       Sumcad, Josephine

30       Taylor, Marilyn

31       Weeks, Belinda

32       Weldrake, Paulette

                                                        LSM share sale agreement

33       Whatson, Julie

34       Zakarian, Azatue

35       Alfaiate, Sonia

36       Ambalavanar, Kiruba

37       Andrews, Rhonda

38       Austen, Russell

39       Ball, Sheena

40       Bennetts, Victor

41       Berlouis, Harry

42       Bitzikopoulos, Emma

43       Boulat, Janna

44       Brown, Timothy

45       Buckland, Simon

46       Camilleri, Andrew

47       Carmody, Annette

48       Carter, Flora

49       Catalano, Fiona

50       Chia, Clifford

51       Clissold, Karen

52       Coker, Paul

53       Comber, Gregory

54       Cronin, Caroline

55       Csakvari, Naomi

56       Curry, Peter

57       Daniele, Peter

58       Darmody, Carolyn

59       Davies, Sean

60       Dean, Maureen

61       Driessen, Judith

62       Dwyer, Andrew

63       Elford, Debbie

64       Fletcher, Ian

65       Fox, Kylie

66       Galgey, Patricia

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                                                        LSM share sale agreement

67       Geary, Alicia

68       Graham, Stephen

69       Greco, Mara

70       Guy, Carmel

71       Halvadakis, Sylvana

72       Hanley, Wayne

73       Hawthorne, Jarrod

74       Huang, Josephine

75       Hudson, Diane

76       Huynh, Diem

77       Jansen, Sharon

78       Jilich, Maurus

79       Johnston, Elizabeth

80       Kaiser, Margaret

81       Kerger, Mark

82       Kickert, Vanessa

83       Kontra, Andrew

84       Koresis, Chrisostonos

85       Lee, Richard

86       Lillycrapp, Ruth

87       Logiudice, Julie

88       Macleod, Sheena

89       Macnab, Ron

90       Mahon, Jennifer

91       Mandaliti, Antonio

92       Marks, Glenn

93       Marston, Mark

94       Martin, Sandy

95       McDonald, Alice

96       McKay, Peter

97       McKinnon, Andrew

98       McNeill, Murray

99       Meco, Emidia

100      Millar, Melinda

                                                        LSM share sale agreement

101      Monk, Sharon

102      Murray, Louise

103      O'Malley, Louise

104      O'Reardon, David

105      Oh-Williams, Anny

106      Oliver, Beverley

107      Papatheodorou, Harry

108      Papworth, Serena

109      Parisi, Lorraine

110      Parker, Marilyn

111      Paten, Gregory

112      Pengelly, Stephen

113      Pennington, John

114      Perna, Irene

115      Perrusio, Marianna

116      Pickering, Raymond

117      Pickett, Catherine

118      Polini, Penny

119      Poon, Bill

120      Rapke, Damon

121      Rathgen, Scott

122      Ream, Mina

123      Reynolds, Matthew

124      Roberts, Michaela

125      Schouteten, Jason

126      Shepherd, Sheridan

127      Stamatakis, Marianne

128      Starkowski, John

129      Stenzel, Renata

130      Stewart, Malcolm

131      Stirling, Sylvia

132      Stone, Karen

133      Swift, Kathleen

134      Tadross, Marianne

                                                        LSM share sale agreement

135      Tainton-Smith, Lisa

136      Tan, Tjai

137      Taylor, Gregory

138      Thackray, David

139      Thompson, Vanessa

140      Thorp, Karen

141      Veselinovski, Stojan

142      Vong, Karen

143      Walters, Andree

144      Ward, Kerry

145      Williams, Eva

146      Willits, Barbara

147      Wong, Linda

148      Zheng, Jianxue


PART 2 - SECONDED EMPLOYEES

1        Brunner, Shane

2        Capstick, Timothy

3        Flynn, Lisa

4        Francis, Peter

5        Harvey, Andrew

6        Height, Roslyn

7        Henderson, Maree

8        Hill, Christopher

9        Jungwirth, Stanley

10       Lingwood-Smith,Grant

11       Naish, Phil

12       Norman, Peter

13       Sullivan, Jamie

                                                        LSM share sale agreement

SCHEDULE 9 - PLANT AND EQUIPMENT

1 Office fit-out and partitions located at Richmond, Victoria office (Level 1, Building 10, 658 Church Street, Richmond, Victoria)

2 Office fit-out and partitions located at Wentworthville, New South Wales office (190 Dunmore Street, Wentworthville, New South Wales)

                                                        LSM share sale agreement

SCHEDULE 10 - ASSETS LEASES

                                                        LSM share sale agreement

SCHEDULE 11 - PROPERTIES

         Part Level 1, Building 10, 658 Church Street, Richmond, Victoria 3121, leased by the Company under the Sub-Lease between Australand Wholesale Investments Limited, Pacific Dunlop Limited and the Company.

         Arrangement between the Company and Bonds Industries Pty Ltd in respect of the premises leased by the Company at 190 Dunmore Street, Wentworthville, New South Wales 2145.

                                                        LSM share sale agreement

SCHEDULE 12 - INTER COMPANY DEBTS

                                                        LSM share sale agreement

EXECUTED AS AN AGREEMENT:

Signed for and on behalf of
PD Shared Services LSM Pty Ltd
by its duly authorised Attorney under
Power in the presence of:

/s/  Paul Devereux                         /s/  Carly Mansell
---------------------------------------    -------------------------------------
Witness                                    Attorney

Paul Devereux                              Carly Mansell
---------------------------------------    -------------------------------------
Name (please print)                        Name (please print)

Signed for and on behalf of
Pacific Dunlop Limited
by its duly authorised Attorney under
Power in the presence of:

/s/  Paul Devereux                         /s/  Carly Mansell
---------------------------------------    -------------------------------------
Witness                                    Attorney

Paul Devereux                              Carly Mansell
---------------------------------------    -------------------------------------
Name (please print)                        Name (please print)

Signed sealed and delivered by
Pacific Brands Holdings Pty Ltd
in the presence of:

/s/  Andrew Cummins                        /s/  Justin Ryan
---------------------------------------    -------------------------------------
Director                                   Director

Andrew Cummins                             Justin Ryan
---------------------------------------    -------------------------------------
Name (please print)                        Name (please print)

                                                                         page 47